Exhibit 10(iii)(w)
TERMS AND CONDITIONS OF STOCK AWARD, EMPLOYMENT AND SEPARATION
     These Terms and Conditions of Stock Award, Employment and Separation (the “Agreement”) is entered into this 1st day of June, 2010 by and between COMMERCIAL METALS INTERNATIONAL AG (the “Employer” or the “Company”), a Swiss corporation that is a wholly-owned subsidiary of Commercial Metals Company, a Delaware corporation (“CMC”), and DR. HANNS K. ZOELLNER (the “Executive”). The Employer and Executive are collectively referred to as the “Parties,” and individually as a “Party.”
R E C I T A L S:
     WHEREAS, the Executive and the Employer are parties to an employment agreement (the “Employment Agreement”) entered into on January 2, 1998, that both Parties desire to amend and restate with this Agreement as a condition to eligibility for stock awards and for consistency in form to employment agreements being entered into by the executive management team in 2010.
     WHEREAS, Executive desires to be employed by Employer in this position pursuant to all of the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:
     1. PURPOSE. The purpose of this Agreement is to amend and restate the Employment Agreement in its entirety and to formalize the terms and conditions of Executive’s employment with Employer as Executive Vice President Commercial Metals Company and President CMC International Division. This Agreement may only be amended by a writing signed by both Parties.
     2. DEFINITIONS. For the purposes of this Agreement, the following words and terms shall have the following meanings:
          a. “AFFILIATE” or “AFFILIATES” shall mean any corporation, parent corporation, sister corporation, partnership, joint venture, association, unincorporated organization or any other legal entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Employer.
          b. “CAUSE” shall mean (i) Executive’s commission of theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to his employment with the Company, or any willful violation of Company or CMC policies (including the Company’s and CMC’s ethics policies) or lawful directives of the Company or CMC, or any law, rules, or regulations applicable to the Company or CMC, including, but not limited to, those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive, the Company or CMC or any willful failure by Executive to inform the Company and CMC of any violation of any law, rule or regulation by the Company, CMC or one of their direct or indirect subsidiaries, provided, however, that Cause shall not include any act or omission of Executive that the Executive reasonably believes is not a violation of any such policies, directives, law, rules or regulations based on the advice of legal counsel for CMC; (ii) Executive’s willful commission of acts that would support the finding of a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude; (iii) Executive’s failure to perform his duties and obligations under this Agreement (other than during any period of disability) which failure to perform is not remedied within thirty (30) days after written notice thereof to the Executive by the Chief Executive Officer of CMC; or (iv) Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Section 9 of this Agreement.
          c. CONFIDENTIAL INFORMATION. During the course of his employment, Executive will receive Confidential Information of Employer, CMC and their Affiliates. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer, CMC or their Affiliates; and (2) which relates to any aspect of Employer’s, CMC’s or their Affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s, CMC’s and their Affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with Employer, CMC and any of their Affiliates, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Employer, CMC or their Affiliates, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to Employer, CMC or their Affiliate by a third party under restrictions against disclosure or use by Employer or others.
          d. “CONFLICT OF INTEREST” means any situation in which the Executive has two or more duties or interests that are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Executive’s duties, responsibilities or obligations to Employer, including but not limited to those described in CMC’s Code of Conduct (the “Code”) that Executive has either not disclosed to Employer or has disclosed and not been granted a waiver by the Audit Committee of the Board of Directors of CMC under the provisions of such Code.
          e. “GOOD REASON” shall mean the occurrence, without Executive’s written consent, of any of the following events (i) a breach of any material provision of this Agreement by Employer; or (ii) a significant reduction in the authorities, duties, responsibilities, compensation, and/or title of the Executive as set forth in this Agreement.

               Executive shall give Employer and CMC written notice of an intent to terminate this Agreement for “Good Reason” as defined in this Agreement, and (except as set forth above) provide Employer with thirty (30) business days after receipt of such written notice from Executive to remedy the alleged Good Reason.
     3. DURATION. This Agreement shall, unless terminated as hereinafter provided (see section 7, termination with a three months notice period), continue through August 31, 2012. Unless Executive or Employer gives written notice of his or its intent not to renew this Agreement no later than thirty (30) days prior to its expiration, this Agreement shall automatically continue in effect for successive additional one (1) year terms subject to all other terms and conditions contained herein (including section 7, termination with a three months notice period).
     4. AGE 65 MANDATORY RETIREMENT. Executive understands and agrees that he is employed in a bona fide executive and high policy-making position, and that the position of Executive Vice President Commercial Metals Company and President CMC International Division is subject to a mandatory retirement age of sixty five (65).
     5. DUTIES AND RESPONSIBILITIES. Upon execution of this Agreement, Executive shall diligently render his services to Employer as Executive Vice President Commercial Metals Company and President CMC International Division in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. Executive shall report to either the Chairman of the Board of Directors of CMC, the Chief Executive Officer, the President, or the Chief Operating Officer of CMC as approved from time to time by the Board of Directors of CMC. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts.
     6. COMPENSATION AND BENEFITS. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:
          a. SALARY. Executive shall receive an annual base salary of not less than Five Hundred Thirty-Five Thousand Swiss Francs (CHF 535,000.00) during the term of this Agreement. This salary may be increased at the sole discretion of Employer, and may not be decreased without Executive’s written consent. Notwithstanding the foregoing, the Executive may voluntarily decrease his salary at any time. The salary includes all compensation for overtime. The Executive and the Company shall each pay half of the contributions for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee’s contributions are deducted by the Company from his gross salary. The Employee shall be entitled to participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan.
          b. BONUS. Executive shall be eligible to receive a bonus (the “Bonus”) for each of the Company’s fiscal years ending August 31 during the term of this Agreement pursuant to CMC’s 2006 Cash Incentive Plan, CMC’s discretionary incentive plan, and any other short or long-term incentive plans as may be applicable to executives of similar level in the Company. The amount of any annual or long-term bonus shall be determined by, and in the sole discretion of, CMC’s Board of Directors. The Bonus, if any, shall be paid in a lump sum, as soon as practicable following the end of the Employer’s fiscal year to which the Bonus relates, but in no event later than November 1 following the end of such fiscal year.
          c. PAYMENT AND REIMBURSEMENT OF EXPENSES. Employer shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement in accordance with the policies and procedures of Employer and CMC.
          d. OTHER INSURANCE, FRINGE BENEFITS AND PERQUISITES. Executive shall be entitled to participate in or receive insurance and any other benefits under any plan or arrangement generally made available to the employees or executive officers of Employer, including short and long-term plans for grants of equity, short and long-term bonus and incentive plans, health and welfare benefit plans, life insurance coverage, disability insurance, and hospital, surgical, medical, and dental benefits for Executive and his qualified dependents, (to the extent Executive elects to participate in such coverage where optional), and fringe benefit plans or arrangements, all subject to and on a basis consistent with the terms, conditions, and overall administration by Employer and/or CMC of such plans and arrangements.
          e. VACATION. In accordance with the policies of Employer and CMC, Executive shall be entitled at least to the number of paid vacation days in each employment year determined by Employer from time to time for its employees generally, but not fewer than twenty (20) business days in any employment year (prorated based on start date of employment in any year in which Executive is employed hereunder for less than the entire year in accordance with the number of days in such year during which Executive is so employed).
          f. EXECUTIVE EMPLOYEE CONTINUITY AGREEMENT. Executive and CMC are party to a separate agreement known as The Executive Employee Continuity Agreement (the “EECA”). The EECA remains in effect and is not superseded by this Agreement. Except as to restrictive covenants, to the extent that there are conflicts between this Agreement and the EECA, terms of the EECA shall control. As to restrictive covenants, terms of this Agreement shall control over any conflict in terms.
     7. TERMINATION. In addition to Paragraph 3 above, the following applies with respect to termination of this Agreement whereas any termination will also serve as termination of any and all offices, positions and directorships held by Executive with the Employer, CMC and any of their subsidiaries and Affiliates. Executive undertakes to sign any respective resignation letter that is necessary for his deletion from the Commercial Register:
     a. Both Parties may mutually agree to terminate this Agreement with a three month notice period as per the end of each month.
     b. Executive’s employment will terminate upon his death (Art. 338 CO).
          c. Both Parties may mutually agree to terminate this Agreement with immediate effect for important reasons in the sense of Art. 337 CO.
          d. In case of Executives disability, the Company may terminate the Executive’s employment with the contractual notice period of three months if the Company respects the time limits as set out in Art. 336c let. b CO, according to which a termination following a disability of an employee is null and void if it is issued (i) within the first 30 days starting from the first day of disability in the first year of employment, or (ii) within 90 days from the second to the fifth year of employment, or (iii) within 180 days starting from the fifths year of employment.
Executive may terminate this Agreement for Good Reason in accordance with the provisions of Paragraph 2(e) herein.
     8. SEVERANCE. Except in the event of a Qualified Termination within twenty-four (24) months following a Change in Control, as both are defined in the Executive Employment Continuity Agreement, and which are governed exclusively by the EECA, Executive shall be entitled to the following compensation, in addition to any accrued but unpaid salary, in the event that this Agreement and his employment are terminated under the following conditions, which are the exclusive compensation and remedies for termination of this Agreement and the employment relationship:
          a. TERMINATION RESULTING FROM DEATH OR AFTER DISABILITY. Subject to the provisions of Section 8(d) below, in the event Executive’s employment is terminated as a result of his death or is issued by the Employer following a certain time period of disability, Executive or his estate shall be entitled to (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers, if any, and; (ii) a pro-rata share of the Bonus in an amount as determined by CMC’s Board of Directors in their sole discretion, payable no later than November 30 following the end of Employer’s fiscal year during which such termination occurs; (iii) pursuant to the terms and conditions of CMC’s 2006 Employee Cash Incentive Plan, payment, at such time as all other participants in that plan receive payment, of any cash incentive attributable to periods during which Executive was employed; and (iv) to the extent permitted by the terms and conditions of CMC’s 2006 Long-Term Equity Incentive Plan or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive’s outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive. Except as otherwise provided by this Section 8(a) or Section 8(d) below, any amount payable pursuant to this Section 8(a) shall be paid on the 60th day following Executive’s termination due to Executive’s death.
          b. TERMINATION WITHOUT CAUSE BY EMPLOYER, NON-RENEWAL BY EMPLOYER, OR FOR GOOD REASON BY EXECUTIVE. Except in the event of a Constructive Termination related to a Change of Control (as both terms are defined in the Executive Employment Continuity Agreement between the Executive and CMC), in the event Executive’s employment is terminated without Cause (as defined in Paragraph 2(b)) by the Employer, or for Good Reason (as defined in Paragraph 2(e)) by the Executive, or the Employer elects not to renew the Agreement pursuant to Paragraph 3 either at the end of the initial term or any successive one-year extension, subject to Executive’s execution of a general release agreement in favor of Employer and CMC releasing all pending or potential claims, Executive shall be entitled to an amount equal to two times the Executive’s then-current annual base salary. If Executive elects not to renew this Agreement, except for Good Reason (as defined in Paragraph 2(e)), then he shall be entitled only to any accrued but unpaid salary through the date of such termination. Except as otherwise provided by Section 8(d) below, any amount payable pursuant to this Section 8(b) shall be paid on the 60th day following Executive’s termination.

          c. TERMINATION FOR CAUSE. In the event Executive’s employment is terminated for Cause (as defined in Paragraph 2(b)) by Employer or without Good Reason (as defined in Paragraph 2(e)) by Executive, the Executive shall only be entitled to accrued but unpaid salary through the date of his termination and will not be entitled to any additional compensation or benefits except as expressly required by applicable law concerning compensation and benefits upon termination of employment.
     9. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will be provided access to Confidential Information of Employer, CMC and their Affiliates, will be provided with specialized training on how to perform his duties, and will be provided contact with Employer’s, CMC’s and their Affiliates’ customers and potential customers throughout the world. Executive further recognizes and agrees that (a) Employer, CMC and their Affiliates have devoted a considerable amount of time, effort, and expense to develop their Confidential Information, training, and business goodwill, all of which are valuable assets to the Employer, CMC and their Affiliates; (b) that Executive will have broad responsibilities regarding the management and operation of Employer’s, CMC’s and their Affiliates’ world-wide operations, as well as its marketing and finances, its existing and future business plans, customers and technology; and (c) disclosure or use of Employer’s, CMC’s or their Affiliates’ Confidential Information and additional information described herein to which Executive will have access, would cause irreparable harm to the Employer, CMC and their Affiliates. Therefore, in consideration of all of the foregoing, Employer and Executive agree as follows:
          a. NON-COMPETITION DURING AND AFTER EMPLOYMENT. As stated in Paragraph 2(c) herein, Executive will receive Confidential Information and will particularly have access to all customer data by virtue of his employment in an executive capacity with the Company. Accordingly, Executive agrees that during his employment for the Company and for a period of eighteen (18) months after termination of his employment for any reason, he will not compete with Employer, CMC or their Affiliates in any location in the world in which Employer, CMC or their Affiliates have operations as of the date of Executive’s termination, by engaging in the conception, design, development, production, marketing, selling, sourcing or servicing of any product or providing of any service that is substantially similar to the products or services that Employer, CMC or any of their Affiliates provided during Executive’s employment or planned to provide during Executive’s employment and of which Executive had knowledge, responsibility or authority, and that he will not work for, assist, or become affiliated or connected with, as an owner, partner, consultant, or in any other capacity, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer, CMC or their Affiliates during Executive’s employment, or that were planned to be provided during Executive’s employment and of which Executive had knowledge, responsibility or authority. Additionally, during this period, Executive will not accept employment with or provide services in any capacity to any individual, business entity, investor, or investment fund that is actively involved in or assessing an acquisition of a controlling interest in the Company, CMC or their Affiliates or purchase of substantially all assets of the Company, CMC or their Affiliates. The restrictive covenants set forth in this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, CMC or their Affiliates.

          b. CONFLICTS OF INTEREST. Executive agrees that for the duration of Executive’s employment, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform the General Counsel of CMC as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer and CMC any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
          c. NON-SOLICITATION OF CUSTOMERS AND EMPLOYEES. Executive further agrees that for a period of two (2) years after the termination of his employment for any reason he will not either directly or indirectly, on his own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier with whom Executive personally dealt or solicited or had contact with at any time during Executive’s employment, (ii), solicit, recruit or otherwise attempt to hire, or personally cause to hire any of the then current employees or consultants of Employer, CMC or any of their Affiliates, or who were former employees or consultants of Employer, CMC or any of their Affiliates during the preceding twelve (12) months, to work or perform services for Executive or for any other entity, firm, corporation, or individual; or (iii) solicit or attempt to influence any of Employer’s, CMC’s or any of their Affiliates’ then current customers or clients to purchase any products or services substantially similar to the products or services provided by Employer, CMC or their Affiliates during Executive’s employment (or that were planned to be provided during Executive’s employment) from any business that offers or performs services or products substantially similar to the services or products provided by Employer, CMC or their Affiliates.
          d. NON-DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION.
               (i) Executive further agrees that during the term of his employment and thereafter he will not, except as Employer, through its parent company, CMC, may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of Employer, CMC or their Affiliates, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. If Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then the Executive shall give Employer and CMC prompt notice to that effect, and will cooperate with Employer and CMC if Employer seeks to obtain a protective order concerning the Confidential Information. Executive will disclose only such Confidential Information as his legal counsel shall advise is legally required.
               (ii) Executive agrees to deliver to Employer and CMC, at any time Employer or CMC may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer, CMC or any of their Affiliates and any other Confidential Information that Executive may then possess or have under his control.
               (iii) This section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by Executive of his obligations under this Agreement. It is understood that such Confidential Information and proprietary information of Employer, CMC and their Affiliates includes matters that Executive conceives or develops during his employment, as well as matters Executive learns from other employees of Employer, CMC or their Affiliates.
          e. SURVIVAL OF RESTRICTIVE COVENANTS. All restrictive covenants herein shall survive termination of this Agreement and Executive’s employment, regardless of reason, including expiration of the Agreement by passage of time and non-renewal.
     10. REMEDIES / PENALTY. Executive acknowledges that the restrictions contained in Paragraph 9, in view of the nature of the Employer’s, CMC’s and their Affiliates’ global business and Executive’s global position with the Employer, are reasonable and necessary to protect the Employer’s, CMC’s and their Affiliates’ legitimate business interests, including their Confidential Information, training and business goodwill, and that any violation of this Agreement would result in irreparable injury to the Employer, CMC and their Affiliates. In the event of a breach by the Executive of any provision of Paragraph 9, the Employer shall be entitled, in addition to claim an indemnity for its damage or any other remedies that may be available, to claim a penalty from the Executive in the amount of six (6) month’s salary for each violation of Paragraph 9 above. In addition, the Employer has the right to request the termination of any of the Employee’s activities which violate Paragraph 9 above. The existence of any claim or cause of action by Executive against the Employer, CMC and their Affiliates whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained in Paragraph 9.
     11. REFORMATION. The Executive and the Employer agree that all of the covenants contained in Paragraph 9 shall survive the termination of Executive’s employment and/or termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Paragraph 9 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit in its duration or scope, then the court shall have such authority to so reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of Paragraph 9 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that these covenants are void or otherwise unenforceable in any particular area or jurisdiction, then the Employer may consider such covenant(s) and/or provisions of Paragraph 9 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.
     12. TOLLING. If the Executive violates any of the restrictions contained in this agreement, the restrictive period will be continued and enlarged for such length of time as the Employee is in violation of the restrictive covenant.

     13. NOTICE TO FUTURE EMPLOYERS. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Paragraph 9. Further, before taking any employment position with any company or entity during the 18-month period described in Paragraph 9, the Executive agrees to give prior written notice to the Employer via the General Counsel of CMC, including the name of such company or entity and confirming in that notice that he has provided a copy of Paragraph 9 to such new employer or entity.
     14. INVENTIONS.
          a. Executive acknowledges that during this Agreement, Executive may be involved in (1) the conception or making of improvements, discoveries, inventions, designs or developments (whether or not patentable and whether or not reduced to practice), (2) the production of original works of authorship (whether or not registrable under copyright or similar statutes) or (3) the development of trade secrets relating to Employer’s, CMC’s or any of their Affiliates’ business. The rights to works of authorship (drafts, models, plans, drawings, texts) which the Executives creates while performing his employment activity, whether during the performance of his contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to CMC. Executive further acknowledges that all improvements, discoveries, inventions, trade secrets, designs, developments or other form of intellectual property is the exclusive property of Employer, CMC or any of their Affiliates.
          b. Executive hereby waives any rights he may have in or to such intellectual property, and Executive hereby assigns to Employer, CMC or any of their Affiliates all right, title and interest in and to such intellectual property. At Employer’s, CMC’s or any of their Affiliates’ request and at no expense to Executive, Executive shall execute and deliver all such papers, including any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as Employer, CMC or any of their Affiliates may reasonably request, to enable Employer, CMC or any of their Affiliates to secure and exercise its rights to such intellectual property.
          c. Inventions and designs which the Executive makes or to which the Executive contributes while performing his employment activity but not during the performance of his contractual duties are assigned to the Company, without further formalities. The Executive shall inform the Company of such inventions or designs. The Company shall inform the Executive in writing within six months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him a special appropriate compensation (Art. 332 para 4 CO).
     15. RETURN OF PROPERTY. All lists, records, designs, patents, plans, manuals, memoranda and other property delivered to the Executive by or on behalf of Employer, CMC or any of their Affiliates or by any of their clients or customers, and all records and emails compiled by the Executive that pertain to the business of the Employer, CMC or any of their Affiliates (whether or not confidential) shall be and remain the property of the Employer, CMC and their Affiliates and be subject at all times to its discretion and control. Likewise, all correspondence and emails with clients, customers or representatives, reports, research, records, charts, advertising materials, and any data collected by the Executive, or by or on behalf of the

Employer, CMC or any of their Affiliates or its representatives (whether or not confidential) shall be delivered promptly to the Employer without request by it upon termination of Executive’s employment.
     16. ASSIGNMENT. This Agreement may be assigned by Employer, but cannot be assigned by Executive.
     17. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.
     18. EXECUTIVE’S REPRESENTATIONS. Executive represents that his acceptance of employment with Employer (a) will not result in a breach of any of Executive’s obligations and agreements with any current or former employer, partnership or other person and (b) would not otherwise result in any liability to Employer, CMC or any of their Affiliates. In addition, Executive represents to Employer that he is not a party or subject to (i) any restrictive covenants, including without limitation, relating to competition, solicitation or confidentiality (other than general obligations to maintain confidentiality) that precludes or would materially interfere with his employment with Employer as contemplated by, and as of the date of, this Agreement, and/or (ii) any agreement with any other employer, partnership or other person that in any way materially compromises, limits or restricts Executive’s ability to perform his duties for Employer as contemplated by, and as of the date of, this Agreement.
     19. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

Executive:	Employer:

Hanns K. Zoellner	Commercial Metals International AG
Murray R. McClean Lindenstrasse 14 6340 Baar

and

Commercial Metals Company Attention: General Counsel 6565 North MacArthur Blvd., Suite 800 Irving, Texas 75039 Fax: 214-689-4326
     20. WAIVER. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     21. SEVERABILITY. Subject to the provisions of Paragraph 11 herein, if any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Paragraph 11.
     22. ENTIRE AGREEMENT AND UNDERSTANDING. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. The Parties represent and warrant that they have read and understood each and every provision of this Agreement, and that they are free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both Parties have voluntarily entered into this Agreement.
     23. EFFECTIVE DATE. It is understood that this Agreement shall be effective as of June 1, 2010 and that the terms of this Agreement shall remain in full force and effect both during Executive’s employment and where applicable thereafter.
     24. NO CLAIMS UNDER FORMER EMPLOYMENT AGREEMENT. The Executive confirms that there are no outstanding claims under the Employment Agreement entered into on January 2, 1998.
     25. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by Swiss law. In case of a dispute, the Courts in Switzerland at the domicile or seat of the defendant shall have jurisdiction (Art. 24 para. 1 of the Federal Act on Jurisdiction, as of January 1, 2011 replaced by Art. 34 para. 1 of the Federal Civil Procedure Act).
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE	EMPLOYER
COMMERCIAL METALS INTERNATIONAL AG

/s/ Hanns K. Zoellner HANNS K. ZOELLNER
	By:	/s/ William B. Larson

Title: Director

	By:	/s/ Roli Wismer

Title: Director

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